EXHIBIT (99)(b)

[LETTERHEAD OF UBS SECURITIES LLC]

The Board of Directors

Wachovia Corporation

One Wachovia Center

Charlotte, North Carolina 28288

Dear Members of the Board:

We hereby consent to the inclusion of our opinion letter as Appendix D to, and to the reference thereto under the captions “SUMMARY—Our Financial Advisors Have Provided Opinions as to the Fairness of the Exchange Ratio from a Financial Point of View—Opinion of Wachovia’s Financial Advisor” and “THE MERGER—Opinion of Wachovia’s Financial Advisor” in, the Joint Proxy Statement-Prospectus of Wachovia Corporation (“Wachovia”) and SouthTrust Corporation (“SouthTrust”) relating to the proposed merger involving Wachovia and SouthTrust, which Joint Proxy Statement-Prospectus is part of the Registration Statement on Form S-4 of Wachovia. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ UBS Securities LLC
UBS SECURITIES LLC

New York, New York

July 9, 2004